99.1 PRESS RELEASE

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS AWARDED NEW PROJECT PHASE FOR

PUERTO RICO ELECTRIC POWER AUTHORITY

SAN ANTONIO, Texas – July 15, – 2004 Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced in cooperation with Intergraph Corporation, ASI was awarded a $2.9 million contract for the final “roll-out” phase for the Puerto Rico Electric Power Authority (PREPA) AIRe project.

PREPA, the electric service provider to the island of Puerto Rico, contracted with Intergraph in 1999 to develop an integrated Work Management System, Geographic Information System, and Outage Management System to allow the company to improve customer service and reduce costs. ASI’s original segment of the project involved the delivery of a full field inventory plus data conversion services to create a new digital database for PREPA’s transmission and distribution facilities. For the final “roll out” phase, ASI will provide additional field collection and data conversion services, including customer to transformer connectivity for the Outage Management System, and meter collection field services to capture and deliver a Customer Information System (CIS) to meter connectivity. ASI will deliver the final product in the Intergraph G/Electric format.

Keith Trowbridge, Executive Director of Intergraph Worldwide Services, stated, “We are pleased to be working with ASI on the next phase of the PREPA project. The additional services that ASI provides will bring significant value to the project and enable PREPA to fully realize the benefits of their integrated G/Electric solution.”

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute o such differences include, but are not limited to, those discussed in Item 1. Business—“risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.